HENDERSON GLOBAL FUNDS

Written Instrument Redeeming All of the Outstanding Shares
and Abolishing Henderson International All Cap Equity Fund and Henderson Japan Focus Fund

Dated: November 2, 2012

The undersigned constitute all the Trustees of the Henderson Global Funds (the "Trust"), a Delaware statutory trust governed by a Declaration of Trust dated May 11, 2001, as amended (the "Declaration of Trust"). This instrument is executed pursuant to Section 7.3 of Article VII and Section 6.2 of Article VI of the Declaration of Trust in order to redeem all of the outstanding shares of the Henderson International All Cap Equity Fund and the Henderson Japan Focus Fund (the "Funds") and to abolish the Funds as a series of the Trust. Capitalized terms not defined herein shall have the same meanings as provided in the Trust's Declaration of Trust.

WHEREAS, the Board of Trustees of the Trust (the "Board") has reviewed such information as it deems necessary to evaluate the proposed redemption of all of the outstanding shares of the Funds;

WHEREAS, pursuant to Section 7.3 of Article VII of the Declaration of Trust, the Board has determined that it is in the best interests of the Funds to redeem all of the outstanding shares of the Funds;

WHEREAS, the Board has reviewed such information as it deems necessary to evaluate the proposed termination of the Funds; and

WHEREAS, pursuant to Section 6.2 of Article VI of the Declaration of Trust, the Board has determined to abolish the Funds after the redemption of all of the outstanding shares of the Funds.

RESOLVED, that the Trustees of the Trust hereby approve the redemption of all of the outstanding shares of the Funds on or about December 28, 2012, or such other date as designated by the President of the Trust, and upon the redemption of all of the outstanding shares of the Funds, the Trustees hereby abolish the Funds and its classes.

IN WITNESS WHEREOF, the undersigned have, as of the date written above, signed these presents.

/s/ C. Gary Gerst
C. Gary Gerst

/s/ James W. Atkinson
James W. Atkinson

/s/ Roland C. Baker
Roland C. Baker

/s/ Faris F. Chesley
Faris F. Chesley

/s/ Richard W. Durkes
Richard W. Durkes

/s/ James G. O’Brien
James G. O’Brien

/s/ Charles Thompson II
Charles Thompson II